S&P GLOBAL REPORTS
THIRD QUARTER RESULTS

Revenue Increased 5%, Impacted by 2016 Divestiture and Acquisition Activity

Organic Revenue Increased 12%

Diluted EPS Decreased 52% to $1.61 with the Prior Period Benefiting from the Sale of J.D. Power

Adjusted Diluted EPS Increased 19% to $1.71

Operating Profit Margin Declined 5,020 Basis Points to 43%

Adjusted Operating Profit Margin Increased 190 Basis Points to 46%

New York, NY, October 26, 2017 – S&P Global (NYSE: SPGI) today reported third quarter 2017 results with revenue of $1,513 million, an increase of 5% compared to the same period last year. On an organic basis, third quarter revenue increased 12% with strong growth in every business segment.

Net income decreased 54% to $414 million and diluted earnings per share declined 52% to $1.61 as a result of the prior period benefiting from a pre-tax gain of $722 million on the sale of J.D. Power. Adjusted net income increased 16% to $442 million and adjusted diluted earnings per share increased 19% to $1.71. The adjustments in the third quarter of 2017 were for deal-related amortization and restructuring. Both net income and adjusted net income benefited from an accounting change associated with the recognition of excess tax benefits from stock-based compensation in 2017.

“The underlying environment for our businesses is healthy with an improving global GDP, higher commodity prices, strong equity markets, and modest growth in U.S. bond issuance. With this backdrop, our Company is thriving as all of our business segments contributed solid organic revenue and adjusted operating profit growth during the quarter,” said Douglas L. Peterson, President and Chief Executive Officer of S&P Global. "We continue to focus on delivering meaningful revenue growth, launching new products, investing in productivity, and returning capital to shareholders."

Margin: The Company’s operating profit margin declined by 5,020 basis points to 43% due to a gain in the prior period from the sale of J.D. Power. The adjusted operating profit margin improved by 190 basis points to 46% due to strong organic revenue growth, the sale of lower margin businesses, and productivity initiatives.

Return of Capital: During the third quarter, the Company returned $604 million to shareholders through a combination of $104 million in dividends and $500 million in the form of an accelerated share repurchase (ASR) agreement. Under the ASR, 2.8 million shares were repurchased during the third quarter. Later this month, the ASR will be completed and we expect to receive additional shares.

Ratings: Revenue increased 15% to $739 million in the third quarter. Transaction revenue increased 24% to $372 million primarily from strength in corporate bonds, structured products, and bank loans. Non-transaction revenue increased 7% to $367 million due to growth in fees associated with surveillance, entity ratings, and short-term debt including commercial paper.

U.S. revenue increased 15% and international revenue, led by gains in Asia-Pacific and Canada, also increased 15%. International revenue represented 42% of third quarter revenue. With the exception of U.S. public finance, every major ratings sector delivered revenue growth with the largest gains in corporates and structured products.

Operating profit increased by 9% to $376 million. The operating profit margin declined 300 basis points to 51% compared to the third quarter of 2016 due to the benefit from insurance recoveries in the prior period. Adjusted operating profit increased 19% to $392 million. The adjusted operating profit margin improved 170 basis points to 53%.

Market and Commodities Intelligence: Revenue decreased 6% to $615 million in the third quarter of 2017 due to the divestitures of J.D. Power, the SPSE/CMA pricing businesses, Equity and Fund Research in the fall of 2016 as well as QuantHouse earlier this year. Excluding revenue from these divestitures and the acquisition of PIRA, organic revenue grew 7%. Quarterly operating profit decreased 77% to $208 million and the operating profit margin declined 10,650 basis points to 34% due primarily to a gain on the sale of J.D. Power in the prior period. Adjusted operating profit increased 1% to $230 million despite the loss of earnings from divested businesses. Adjusted operating profit margin increased 270 basis points to 37% primarily due to strong organic revenue growth, divestments of lower margin businesses, and SNL integration synergies.

Market Intelligence revenue decreased 2% to $422 million due to divestitures. Excluding divestitures, organic revenue increased 8% with solid gains across the business including Desktop, Data Management Solutions (formerly Enterprise Solutions), and Risk Services.

Platts revenue increased 10% to $193 million aided by the acquisition of PIRA. Excluding this acquisition, Platts organic revenue grew 6% due to increased subscriptions and strong growth in Global Trading Services.

S&P Dow Jones Indices: S&P Dow Jones Indices LLC is a majority owned subsidiary. The consolidated results are included in S&P Global's income statement and the portion related to the 27% noncontrolling interest is removed in net income attributable to noncontrolling interests.

Across the industry, investments in passive funds continue to set new records with year-to-date inflows for exchange-traded products reaching $458 billion. Quarter ending ETF AUM associated with our indices reached a new record of $1,214 billion, surpassing $914 billion on September 30, 2016 and the prior quarter’s ending record of $1,156 billion set on June 30, 2017.

Revenue increased 14% to $187 million in the third quarter of 2017 compared to the same period last year primarily due to a 17% increase in asset-linked fees. Revenue from ETFs is the largest component of asset-linked fees, and average ETF AUM associated with the Company’s indices increased 31%.

Operating profit increased 10% to $119 million and the operating profit margin decreased 180 basis points to 64%. Adjusted operating profit increased 10% to $120 million and the adjusted operating profit margin decreased 190 basis points to 64%. The decline in both the operating profit margin and the adjusted operating margin were the result of an increase in performance driven costs and additional investments, particularly the Trucost acquisition. Operating profit attributable to the Company increased 8% to $86 million. Adjusted operating profit attributable to the Company increased 8% to $87 million.

Unallocated Expense: Unallocated expense includes corporate center functions and certain non-allocated items such as excess real estate. Unallocated expense increased 60% to $45 million. Adjusted unallocated expense increased 44% to $41 million. Both unallocated expense and adjusted unallocated expense increased principally due to Company-wide IT projects, professional service fees, and performance related costs.

Provision for Income Taxes: The Company’s effective tax rates in the third quarter of 2017 and 2016 were 27.3% and 29.5%, respectively. The Company’s adjusted effective tax rate decreased to 27.9% in the third quarter of 2017 compared to 31.3%. The benefit from an accounting change associated with the recognition of excess tax benefits from stock-based compensation in 2017 was the principal reason for the decline in both the effective tax rate and the adjusted effective tax rate.

Balance Sheet and Cash Flow: Cash and cash equivalents at the end of the third quarter were $2.3 billion, of which approximately $2.1 billion was held outside the United States. In the first nine months of 2017, cash provided by operating activities was $1,203 million, cash used for investing activities was $155 million, and cash used for financing activities was $1,211 million. Free cash flow was $1,057 million, a decrease of $74 million from the same period in 2016 primarily due to timing of tax payments and other changes in working capital. Free cash flow, excluding the tax on the gain from divestitures and the payment of legal settlements, was $1,128 million.

Outlook: The Company is increasing its 2017 EPS guidance. On a GAAP basis, diluted EPS was expected to be a range of $5.83 to $5.98 and is increased to a range of $6.19 to $6.34. Adjusted diluted EPS was expected to be a range of $6.15 to $6.30 and has been increased to a range of $6.55 to $6.70.

Comparison of Adjusted Information to U.S. GAAP Information: The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). The Company also refers to and presents certain additional non-GAAP financial measures, within the meaning of Regulation G under the Securities Exchange Act of 1934. These measures are: adjusted diluted earnings per share, adjusted net income, adjusted operating profit and margin, organic revenue, adjusted unallocated expense, adjusted effective tax rates, adjusted diluted EPS guidance, free cash flow and free cash flow excluding certain items. The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP on Exhibits 5, 8 and 9. The Company’s non-GAAP measures include adjustments that reflect how management views our businesses. The Company believes these non-GAAP financial measures provide useful supplemental information that, in the case of non-GAAP financial measures other than free cash flow and free cash flow excluding certain items, enables investors to better compare the Company’s performance across periods, and management also uses these measures internally to assess the operating performance of its business, to assess performance for employee compensation purposes and to decide how to allocate resources. The Company believes that the presentation of free cash flow and free cash flow excluding certain items allows investors to evaluate the cash generated from our underlying operations in a manner similar to the method used by management and that such measures are useful in evaluating the cash available to us to prepay debt, make strategic acquisitions and investments, and repurchase stock. However, investors should not consider any of these non-GAAP measures in isolation from, or as a substitute for, the financial information that the Company reports.

Conference Call/Webcast Details: The Company’s senior management will review the third quarter 2017 earnings results on a conference call scheduled for today, October 26, at 8:30 a.m. ET. Additional information presented on the conference call may be made available on the Company’s Investor Relations Website at http://investor.spglobal.com.

The Webcast will be available live and in replay at http://investor.spglobal.com/CustomPage/4023623/Index?KeyGenPage=1073751596&event=19600. (Please copy and paste URL into Web browser.)

Telephone access is available. U.S. participants may call (888) 391-6568; international participants may call +1 (415) 228-4733 (long distance charges will apply). The passcode is “S&P Global” and the conference leader is Douglas Peterson. A recorded telephone replay will be available approximately two hours after the meeting concludes and will remain available until November 26, 2017. U.S. participants may call (866) 429-0569; international participants may call +1 (203) 369-0911 (long distance charges will apply). No passcode is required.

Forward-Looking Statements: This press release contains “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future events, trends, contingencies or results, appear at various places in this report and use words like “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “future,” “intend,” “plan,” “potential,” “predict,” “project,” “strategy,” “target” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would.” For example, management may use forward-looking statements when addressing topics such as: the outcome of contingencies; future actions by regulators; changes in the Company’s business strategies and methods of generating revenue; the development and performance of the Company’s services and products; the expected impact of acquisitions and dispositions; the Company’s effective tax rates; and the Company’s cost structure, dividend policy, cash flows or liquidity.

Forward-looking statements are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements include, among other things:

▪	worldwide economic, financial, political and regulatory conditions, including economic conditions and regulatory changes that may result from the United Kingdom’s planned exit from the European Union;

▪
the rapidly evolving regulatory environment, in the United States and abroad, affecting S&P Global Ratings, S&P Global Platts, S&P Dow Jones Indices, and S&P Global Market Intelligence, including new and amended regulations and the Company’s compliance therewith;

▪	our ability to make acquisitions and dispositions and successfully integrate the businesses we acquire;

▪	the outcome of litigation, government and regulatory proceedings, investigations and inquiries, and the outcome of any review by controlling tax authorities of the Company’s tax positions;

▪	the health of debt and equity markets, including credit quality and spreads, the level of liquidity and future debt issuances;

▪	the demand and market for credit ratings in and across the sectors and geographies where the Company operates;

▪	concerns in the marketplace affecting the Company’s credibility or otherwise affecting market perceptions of the integrity or utility of independent credit ratings;

▪
the effect of competitive products and pricing, including the level of success of new product developments and global expansion and the introduction of competing products or technologies by other companies;

▪	consolidation in the Company’s end-customer markets;

▪	the impact of cost-cutting pressures across the financial services industry;

▪	a decline in the demand for credit risk management tools by financial institutions;

▪	the level of merger and acquisition activity in the United States and abroad;

▪	the volatility of the energy marketplace;

▪	the health of the commodities markets;

▪	the impact of cost-cutting pressures and reduced trading in oil and other commodities markets;

▪	our ability to incentivize and retain key employees;

▪
the Company’s ability to maintain adequate physical, technical and administrative safeguards to protect the security of confidential information and data, and the potential of a system or network disruption that results in regulatory penalties, remedial costs or improper disclosure of confidential information or data;

▪
the Company’s ability to successfully recover should it experience a disaster or other business continuity problem from a hurricane, flood, earthquake, terrorist attack, pandemic, security breach, cyber-attack, power loss, telecommunications failure or other natural or man-made event;

▪	changes in applicable tax or accounting requirements;

▪	the level of the Company’s future cash flows and capital investments;

▪	the impact on the Company’s revenue and net income caused by fluctuations in foreign currency exchange rates; and

▪
the Company’s exposure to potential criminal sanctions or civil penalties if it fails to comply with foreign and U.S. laws and regulations that are applicable in the domestic and international jurisdictions in which it operates, including sanctions laws relating to countries such as Iran, Russia, Sudan and Syria, anti-corruption laws such as the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act of 2010, and local laws prohibiting corrupt payments to government officials, as well as import and export restrictions.

The factors noted above are not exhaustive. The Company and its subsidiaries operate in a dynamic business environment in which new risks emerge frequently. Accordingly, the Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made, except as required by applicable law. Further information about the Company’s businesses, including information about factors that could materially affect its results of operations and financial condition, is contained in the Company’s filings with the SEC, including the “Risk Factors” section in the Company’s most recently filed Annual Report on Form 10-K.

About S&P Global
S&P Global is a leading provider of transparent and independent ratings, benchmarks, analytics and data to the capital and commodity markets worldwide. The Company’s divisions include S&P Global Ratings, S&P Global Market Intelligence, S&P Dow Jones Indices and S&P Global Platts. S&P Global has approximately 20,000 employees in 31 countries. For more information visit www.spglobal.com.

Investor Relations: http://investor.spglobal.com

Get news direct via RSS:
http://investor.spglobal.com/RSS-Feeds/Index?keyGenPage=1073751617

Contact:
Investor Relations:
Chip Merritt
Vice President, Investor Relations
(212) 438-4321 (office)
chip.merritt@spglobal.com

News Media:
Jason Feuchtwanger
Director, Corporate Media Relations
(212) 438-1247 (office)
jason.feuchtwanger@spglobal.com

Exhibit 1

S&P Global
Condensed Consolidated Statements of Income
Three and nine months ended September 30, 2017 and 2016
(dollars in millions, except per share data)

(unaudited)	Three Months			Nine Months
	2017	2016	% Change	2017	2016	% Change

Revenue	$1,513	$1,439	5%	$4,475	$4,262	5%
Expenses	855	813	5%	2,493	2,472	1%
Gain on disposition	—	(722)	N/M	—	(722)	N/M
Operating profit	658	1,348	(51)%	1,982	2,512	(21)%
Interest expense, net	37	39	(6)%	110	122	(9)%
Income before taxes on income	621	1,309	(53)%	1,872	2,390	(22)%
Provision for taxes on income	169	386	(56)%	533	731	(27)%
Net income	452	923	(51)%	1,339	1,659	(19)%
Less: net income attributable to noncontrolling interests	(38)	(31)	19%	(105)	(90)	17%
Net income attributable to S&P Global Inc.	$414	$892	(54)%	$1,234	$1,569	(21)%

Earnings per share attributable to S&P Global Inc. common shareholders:
Net income:
Basic	$1.62	$3.39	(52)%	$4.80	$5.94	(19)%
Diluted	$1.61	$3.36	(52)%	$4.75	$5.89	(19)%

Weighted-average number of common shares outstanding:
Basic	255.5	262.9		257.0	264.1
Diluted	257.9	265.3		259.5	266.4

Actual shares outstanding at period end				255.0	259.1

N/M - not meaningful
Note - % change in the tables throughout the exhibits are calculated off of the actual number, not the rounded number presented.

Exhibit 2

S&P Global
Condensed Consolidated Balance Sheets
September 30, 2017 and December 31, 2016
(dollars in millions)

(unaudited)	September 30,	December 31,
	2017	2016

Assets:
Cash and cash equivalents	$2,312	$2,392
Other current assets	1,341	1,279
Total current assets	3,653	3,671
Property and equipment, net	259	271
Goodwill and other intangible assets, net	4,413	4,455
Other non-current assets	389	272
Total assets	$8,714	$8,669

Liabilities and Equity:
Unearned revenue	$1,424	$1,509
Other current liabilities	984	1,102
Long-term debt	3,568	3,564
Pension, other postretirement benefits and other non-current liabilities	684	713
Total liabilities	6,660	6,888
Redeemable noncontrolling interest	1,161	1,080
Total equity	893	701
Total liabilities and equity	$8,714	$8,669

Exhibit 3

S&P Global
Condensed Consolidated Statements of Cash Flows
Nine months ended September 30, 2017 and 2016
(dollars in millions)

(unaudited)	2017	2016

Operating Activities:
Net income	$1,339	$1,659
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	61	63
Amortization of intangibles	73	71
Stock-based compensation	65	54
Gain on disposition	—	(722)
Other	59	58
Accrued legal settlements	(4)	(134)
Net changes in other operating assets and liabilities	(390)	208
Cash provided by operating activities	1,203	1,257

Investing Activities:
Capital expenditures	(77)	(67)
Acquisitions, net of cash acquired	(80)	(145)
Proceeds from dispositions	2	1,071
Changes in short-term investments	—	(1)
Cash used for investing activities	(155)	858

Financing Activities:
Payments on short-term debt, net	—	(143)
Proceeds from issuance of senior notes, net	—	493
Dividends paid to shareholders	(316)	(286)
Distributions to noncontrolling interest holders	(69)	(59)
Repurchase of treasury shares	(846)	(1,123)
Exercise of stock options, employee withholding tax on share-based payments and other	20	14
Cash used for financing activities	(1,211)	(1,104)
Effect of exchange rate changes on cash	83	(93)
Net change in cash and cash equivalents	(80)	918
Cash and cash equivalents at beginning of period	2,392	1,481
Cash and cash equivalents at end of period	$2,312	$2,399

Exhibit 4

S&P Global
Operating Results
Three and nine months ended September 30, 2017 and 2016
(dollars in millions)

(unaudited)	Three Months			Nine Months
	Revenue			Revenue

	2017	2016	% Change	2017	2016	% Change

Ratings	$739	$642	15%	$2,199	$1,877	17%
Market and Commodities Intelligence	615	658	(6)%	1,815	1,990	(9)%
S&P Dow Jones Indices	187	164	14%	542	468	16%
Intersegment Elimination	(28)	(25)	(11)%	(81)	(73)	(11)%
Total revenue	$1,513	$1,439	5%	$4,475	$4,262	5%

	Expenses			Expenses

	2017	2016	% Change	2017	2016	% Change

Ratings (a)	$363	$296	22%	$1,050	$873	20%
Market and Commodities Intelligence (b)	407	(266)	N/M	1,229	697	76%
S&P Dow Jones Indices (c)	68	57	20%	190	160	18%
Intersegment Elimination	(28)	(25)	(11)%	(81)	(73)	(11)%
Total expenses	$810	$62	N/M	$2,388	$1,657	44%

	Operating Profit			Operating Profit

	2017	2016	% Change	2017	2016	% Change

Ratings (a)	$376	$346	9%	$1,149	$1,004	14%
Market and Commodities Intelligence (b)	208	924	(77)%	586	1,293	(55)%
S&P Dow Jones Indices (c)	119	107	10%	352	308	14%
Total operating segments	703	1,377	(49)%	2,087	2,605	(20)%
Unallocated expense (d)	(45)	(29)	60%	(105)	(93)	13%
Total operating profit	$658	$1,348	(51)%	$1,982	$2,512	(21)%

N/M - not meaningful

(a)
The three and nine months ended September 30, 2017 includes employee severance charges of $15 million and legal settlement expenses of $2 million for the nine months ended September 30, 2017. The three and nine months ended September 30, 2016 includes a benefit related to net legal settlement insurance recoveries of $17 million and $63 million, respectively. The nine months ended September 30, 2016 include employee severance charges of $6 million. Additionally, amortization of intangibles from acquisitions of $1 million is included for the three months ended September 30, 2017 and 2016 and $3 million and $4 million for the nine months ended September 30, 2017 and 2016, respectively.

(b)
The nine months ended September 30, 2017 includes a charge to exit a leased facility of $6 million, employee severance charges of $5 million, an asset write-off of $2 million, and non-cash acquisition and disposition-related adjustments of $15 million. As of September 7, 2016, we completed the sale of J.D. Power with the results included in Market and Commodities Intelligence results through that date. The three and nine months ended September 30, 2016 includes disposition-related costs of $6 million and $17 million, respectively, an acquisition-related cost of $1 million, and a gain on the sale of J.D. Power of $722 million. The nine months ended September 30, 2016 includes a technology-related impairment charge of $24 million. Additionally, amortization of intangibles from acquisitions of $22 million and $21 million are included for the three months ended September 30, 2017 and 2016, respectively, and $66 million and $63 million for the nine months ended September 30, 2017 and 2016, respectively.

(c)	Amortization of intangibles from acquisitions of $1 million is included for the three months ended September 30, 2017 and 2016 and $4 million for the nine months ended September 30, 2017 and 2016.

(d)
The three and nine months ended September 30, 2017 includes employee severance charges of $4 million and a disposition-related reserve release of $3 million for the nine months ended September 30, 2016.

Exhibit 5

S&P Global
Operating Results - Reported vs. Adjusted
Non-GAAP Financial Information
Three and nine months ended September 30, 2017 and 2016
(dollars in millions, except per share amounts)

Adjusted Operating Profit

(unaudited)		Three Months			Nine Months
		2017	2016	% Change	2017	2016	% Change

Ratings	Operating Profit	$376	$346	9%	$1,149	$1,004	14%
	Non-GAAP Adjustments (a)	15	(17)		16	(57)
	Deal-Related Amortization	1	1		3	4
	Adjusted Operating Profit	$392	$330	19%	$1,168	$951	23%

Market and Commodities Intelligence	Operating Profit	$208	$924	(77)%	$586	$1,293	(55)%
	Non-GAAP Adjustments (b)	—	(715)		29	(680)
	Deal-Related Amortization	22	21		66	63
	Adjusted Operating Profit	$230	$229	1%	$681	$675	1%

S&P Dow Jones Indices	Operating Profit	$119	$107	10%	$352	$308	14%
	Deal-Related Amortization	1	1		4	4
	Adjusted Operating Profit	$120	$108	10%	$356	$312	14%

Total Segments	Operating Profit	$703	$1,377	(49)%	$2,087	$2,605	(20)%
	Non-GAAP Adjustments (a) (b)	15	(732)		45	(737)
	Deal-Related Amortization	24	23		73	71
	Adjusted Segment Operating Profit	$742	$667	11%	$2,205	$1,938	14%

Unallocated Expense	Unallocated Expense	$(45)	$(29)	60%	$(105)	$(93)	13%
	Non-GAAP Adjustments (c)	4	—		4	(3)
	Adjusted Unallocated Expense	$(41)	$(29)	44%	$(101)	$(96)	5%

Total SPGI	Operating Profit	$658	$1,348	(51)%	$1,982	$2,512	(21)%
	Non-GAAP Adjustments (a) (b) (c)	19	(732)		50	(740)
	Deal-Related Amortization	24	23		73	71
	Adjusted Operating Profit	$701	$638	10%	$2,104	$1,842	14%

Adjusted Provision for Income Taxes

(unaudited)	Three Months			Nine Months
	2017	2016	% Change	2017	2016	% Change

Provision for Income Taxes	$169	$386	(56)%	$533	$731	(27)%
Non-GAAP Adjustments (a) (b) (c)	7	(206)		21	(211)
Deal-Related Amortization	9	8		25	25
Adjusted Provision for Income Taxes	$185	$187	(1)%	$579	$544	6%

Exhibit 5

Adjusted Net Income attributable to SPGI and Adjusted Diluted EPS

(unaudited)	2017		2016		% Change
	Net Income attributable to SPGI	Diluted EPS	Net Income attributable to SPGI	Diluted EPS	Net Income attributable to SPGI	Diluted EPS

	Three Months
As Reported	$414	$1.61	$892	$3.36	(54)%	(52)%
Non-GAAP Adjustments (a) (b)	12	0.05	(526)	(1.99)
Deal-Related Amortization	16	0.06	15	0.06
Adjusted	$442	$1.71	$381	$1.43	16%	19%

	Nine Months
As Reported	$1,234	$4.75	$1,569	$5.89	(21)%	(19)%
Non-GAAP Adjustments (a) (b) (c)	29	0.11	(529)	(1.99)
Deal-Related Amortization	47	0.18	46	0.17
Adjusted	$1,310	$5.05	$1,086	$4.08	21%	24%

Note - Totals presented may not sum due to rounding
Note - Adjusted operating margin for Ratings, Market and Commodities Intelligence and S&P Dow Jones Indices was 53%, 37% and 64% for the three months ended September 30, 2017. Adjusted operating margin for the Company was 46% for the three months ended September 30, 2017. Adjusted operating margin for Ratings, Market and Commodities Intelligence and S&P Dow Jones Indices was 53%, 37% and 66% for the nine months ended September 30, 2017. Adjusted operating margin for the Company was 47% for the nine months ended September 30, 2017.

(a)
The three and nine months ended September 30, 2017 includes employee severance charges of $15 million ($9 million after-tax) and legal settlement expenses of $2 million ($1 million after-tax) for the nine months ended September 30, 2017. The three and nine months ended September 30, 2016 includes a benefit related to net legal settlement insurance recoveries of $17 million ($9 million after-tax) and $63 million ($37 million after-tax), respectively. The nine months ended September 30, 2016 include employee severance charges of $6 million ($4 million after-tax).

(b)
The nine months ended September 30, 2017 includes a charge to exit a leased facility of $6 million ($3 million after-tax), employee severance charges of $5 million ($4 million after-tax), an asset write-off of $2 million ($1 million after-tax), and non-cash acquisition and disposition-related adjustments of $15 million ($7 million after-tax). As of September 7, 2016, we completed the sale of J.D. Power with the results included in Market and Commodities Intelligence results through that date. The three and nine months ended September 30, 2016 includes disposition-related costs of $6 million ($3 million after-tax) and $17 million ($10 million after-tax), respectively, an acquisition-related cost of $1 million ($1 million after-tax), and a gain on the sale of J.D. Power of $722 million ($521 million after-tax).The nine months ended September 30, 2016 includes a technology-related impairment charge of $24 million ($16 million after-tax).

(c)
The three and nine months ended September 30, 2017 includes employee severance charges of $4 million ($3 million after-tax) and a disposition-related reserve release of $3 million ($2 million after-tax) for the nine months ended September 30, 2016.

Exhibit 6

S&P Global
Revenue by Type
Three and nine months ended September 30, 2017 and 2016
(dollars in millions)

(unaudited)	Subscription / Non-Transaction			Asset Linked Fees			Non-Subscription / Transaction
	2017	2016	% Change	2017	2016	% Change	2017	2016	% Change

	Three Months
Ratings (a)	$367	$343	7%	$—	$—	N/M	$372	$299	24%
Market and Commodities Intelligence (b)	583	566	3%	—	—	N/M	32	92	(65)%
S&P Dow Jones Indices (c)	36	33	9%	118	100	17%	33	31	6%
Intersegment elimination	(28)	(25)	(11)%	—	—	N/M	—	—	N/M
Total revenue	$958	$917	5%	$118	$100	17%	$437	$422	4%

	Nine Months
Ratings (a)	$1,061	$1,010	5%	$—	$—	N/M	$1,138	$867	31%
Market and Commodities Intelligence (b)	1,714	1,671	3%	—	—	N/M	101	319	(68)%
S&P Dow Jones Indices (c)	104	95	9%	340	278	22%	98	95	3%
Intersegment elimination	(81)	(73)	(11)%	—	—	N/M	—	—	N/M
Total revenue	$2,798	$2,703	4%	$340	$278	22%	$1,337	$1,281	4%

N/M - not meaningful

(a)
Non-transaction revenue is primarily related to annual fees for frequent issuer programs and surveillance, while transaction revenue is related to ratings of publicly-issued debt, bank loan ratings and corporate credit estimates. Non-transaction revenue also includes an intersegment revenue elimination, which mainly consists of the royalty of $25 million and $73 million for the three and nine months ended September 30, 2017, respectively, and $23 million and $68 million for the three and nine months ended September 30, 2016, respectively, charged to Market and Commodities Intelligence for the rights to use and distribute content and data developed by Ratings.

(b)
Subscription revenue is related to credit ratings-related information products, Market Intelligence Desktop products, investment research products and other data subscriptions, real-time news, market data, and price assessments, along with other information products. Non-subscription revenue is related to certain advisory, pricing and analytical services, licensing of its proprietary market price data and price assessments to commodity exchanges, conference sponsorship, consulting engagements and events. On September 7, 2016, we completed the sale of J.D. Power with the results included in Market and Commodities Intelligence results through that date. In the third quarter of 2017, Market and Commodities Intelligence reevaluated their subscription and non-subscription revenue presentation which resulted in a reclassification of $18 million and $25 million from non-subscription revenue to subscription revenue for the three months ended March 31, 2017 and June 30, 2017, respectively.

(c)
Subscription revenue is related to data subscriptions, which support index fund management, portfolio analytics and research, while asset linked fees primarily relate to fees based on assets underlying exchange-traded funds, mutual funds and insurance products. Transaction revenue relates to trading based fees from exchange-traded derivatives.

Exhibit 7

S&P Global
Revenue by Geographic Area
Three and nine months ended September 30, 2017 and 2016
(dollars in millions)

(unaudited)	U.S.			International
	2017	2016	% Change	2017	2016	% Change

	Three Months
Ratings	$425	$370	15%	$314	$272	15%
Market and Commodities Intelligence	349	393	(11)%	266	265	1%
S&P Dow Jones Indices	155	135	14%	32	29	10%
Intersegment elimination	(13)	(11)	(17)%	(15)	(14)	(6)%
Total revenue	$916	$887	3%	$597	$552	8%

	Nine Months
Ratings	$1,276	$1,098	16%	$923	$779	19%
Market and Commodities Intelligence	1,045	1,186	(12)%	770	804	(4)%
S&P Dow Jones Indices	448	388	15%	94	80	18%
Intersegment elimination	(36)	(31)	(12)%	(45)	(42)	(9)%
Total revenue	$2,733	$2,641	3%	$1,742	$1,621	7%

Exhibit 8

S&P Global
Non-GAAP Financial Information
Three and nine months ended September 30, 2017 and 2016
(dollars in millions)
 Computation of Free Cash Flow and Free Cash Flow Excluding Certain Items

(unaudited)	Nine Months
	2017	2016
Cash provided by operating activities	$1,203	$1,257
Capital expenditures	(77)	(67)
Distributions to noncontrolling interest holders	(69)	(59)
Free cash flow	$1,057	$1,131
Tax on gain from sale of SPSE and CMA	67	—
Payment of legal settlements	4	134
Legal settlement insurance recoveries	—	(77)
Tax benefit from legal settlements	—	(21)
Free cash flow excluding certain items	$1,128	$1,167

 S&P Global Organic Revenue

(unaudited)	Three Months			Nine Months
	2017	2016	% Change	2017	2016	% Change
Total revenue	$1,513	$1,439	5%	$4,475	$4,262	5%
Market and Commodities Intelligence acquisitions, divestitures and product closures	(9)	(92)		(30)	(328)
S&P Dow Jones Indices acquisition	(1)	—		(3)	—
Total adjusted revenue	$1,503	$1,347	12%	$4,442	$3,934	13%

Organic revenue constant currency basis	$1,498	$1,347	11%	$4,452	$3,934	13%

Market and Commodities Intelligence Organic Revenue

(unaudited)	Three Months			Nine Months
	2017	2016	% Change	2017	2016	% Change
Market and Commodities Intelligence revenue	$615	$658	(6)%	$1,815	$1,990	(9)%
Acquisitions, divestitures and product closures	(9)	(92)		(30)	(328)
Adjusted Market and Commodities Intelligence revenue	$606	$566	7%	$1,785	$1,662	7%

(unaudited)	Three Months			Nine Months
	2017	2016	% Change	2017	2016	% Change
Market Intelligence revenue	$422	$429	(2)%	$1,238	$1,253	(1)%
Divestitures and product closures	—	(37)		—	(112)
Adjusted Market Intelligence revenue	$422	$392	8%	$1,238	$1,141	8%

Platts revenue	$193	$175	10%	$577	$523	10%
Acquisitions	(9)	(1)		(30)	(2)
Adjusted Platts revenue	$184	$174	6%	$547	$521	5%

Adjusted Market and Commodities Intelligence revenue	$606	$566	7%	$1,785	$1,662	7%

Exhibit 8

S&P Dow Jones Indices Organic Revenue

(unaudited)	Three Months			Nine Months
	2017	2016	% Change	2017	2016	% Change
S&P Dow Jones Indices revenue	187	164	14%	542	468	16%
Acquisition	(1)	—		(3)	—
Adjusted S&P Dow Jones Indices revenue	$186	$164	13%	$539	$468	15%

Adjusted S&P Dow Jones Indices Net Operating Profit

(unaudited)	Three Months			Nine Months
	2017	2016	% Change	2017	2016	% Change
Adjusted operating profit	$120	$108	10%	$356	$312	14%
Income attributable to noncontrolling interests	33	28		95	82
Adjusted Net Operating Profit	$87	$80	8%	$261	$230	13%

Exhibit 9

S&P Global
 Non-GAAP Guidance

Reconciliation of Non-GAAP Guidance

(unaudited)
	Low	High
GAAP Diluted EPS	$6.19	$6.34
Non-GAAP Adjustments	0.11	0.11
Deal-Related Amortization	0.25	0.25
Non-GAAP Diluted EPS	$6.55	$6.70